UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2006

TIDEL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17288	75-2193593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 Wilcrest Drive, Suite 205, Houston, Texas	77042
(Address of principal executive offices)	(zip code)

Registrant's telephone number, including area code: (713) 783-8200

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Tidel Technologies, Inc. (“We,” “us” or the “Company”) and our subsidiary, Tidel Engineering, L.P., entered into an asset purchase agreement, dated as of January 12, 2006 (the “Cash Security Asset Purchase Agreement”), with Sentinel Operating, L.P., a purchaser controlled by a management buyout group led by Mark K. Levenick, our Interim Chief Executive Officer and a member of our Board of Directors (our “Board”), and Raymond Landry, a member of our Board, for the sale of substantially all of the assets of our Cash Security business (the “Cash Security Business Sale”). The two independent members of our Board who are unaffiliated with the management buyout of the Cash Security business negotiated the terms of the Cash Security Asset Purchase Agreement with the management buyout group.

The independent members of our board received an opinion from an investment advisory firm, Capitalink, L.C., as to the fairness of the Cash Security Business Sale from a financial point of view to the unaffiliated shareholders. On December 31, 2005, our Board, upon recommendation by the Board committee composed of our independent directors, voted to approve the Cash Security Asset Purchase Agreement and the Cash Security Business Sale, with Messrs. Levenick and Landry abstaining.

The Cash Security Asset Purchase Agreement provides for the sale of our Cash Security business to the purchaser thereunder for a cash purchase price of $17.5 million, less $100,000 as consideration for the purchaser’s potential liability in connection with certain litigation and subject to a closing balance sheet purchase price adjustment. In addition, the Cash Security Asset Purchase Agreement is subject to customary representations and warranties, covenants and the satisfaction of several customary closing conditions, including our obtaining shareholder approval. The closing under the Cash Security Asset Purchase Agreement is expected to occur by the end of March 2006. The purchase price payable under the Cash Security Business Sale is subject to the reorganization fee and the other amounts payable to Laurus Master Fund, Ltd. (“Laurus”) under the terms of the Agreement Regarding NCR Transaction and Other Assets Sales dated as of November 26, 2004 by and between the Company and Laurus. Upon closing of the Cash Security Business Sale, we estimate the reorganization fee payable to Laurus will be in the range of $5 million to $11 million. On January 13, 2006 we also entered into an exercise and conversion agreement with Laurus pursuant to which Laurus converted $5,400,000 of our indebtedness outstanding on January 13, 2006 that it holds into 18,000,000 shares of our common stock. Following Laurus’ conversion of such debt, Laurus holds shares representing approximately 49.8% of our common stock. We understand that Laurus or its affiliates may provide financing to the purchaser, Sentinel Operating, L.P., under the Cash Security Business Sale.

On January 13, 2006, we repaid all of our remaining outstanding debt to Laurus in the principal amount of $2,617,988 plus accrued but unpaid interest in the amount of $113,333. In connection therewith, we paid a prepayment penalty to Laurus in the amount of $59,180.

In addition, pursuant to the terms of a stock redemption agreement we entered into with Laurus on January 12, 2006, we have agreed to repurchase from Laurus, upon the closing of the Cash Security Business Sale, all shares of our common stock held by Laurus at a per share price not less than $.20 per share nor greater than $.34 per share following the determination of our assets in accordance with the formula set forth below.

The stock redemption agreement with Laurus provides that the purchase price for the shares of our common stock to be repurchased from Laurus shall consist of the Per Share Price (as defined below) multiplied by the 19,251,000 shares of our common stock owned by Laurus. The “Per Share Price” shall equal the quotient obtained by dividing (1) the value on the closing date of the Cash Security Asset Purchase Agreement of (A) the sum of the value of all assets of the Company that would be valued by the Company in connection with a liquidation of the Company following the closing of the Cash Security Business Sale (after giving effect to such closing), including, but not limited to: (i) all cash and cash equivalents held by the Company, (ii) all marketable securities held by the Company, and (iii) all other remaining tangible and intangible assets held directly or indirectly by the Company valued at fair market value minus (B) the sum of (i) all fees and expenses of the Company and its subsidiaries in connection with the sale of our ATM business and the Cash Security Business Sale incurred through the closing date of the Cash Security Business Sale, (ii) all payments and obligations due to, or on behalf of, present and former employees of the Company and its subsidiaries incurred through the closing date of the Cash Security Business Sale, (iii) all amounts paid or payable to Laurus pursuant to the Agreement Regarding NCR Transaction and Other Assets Sales dated as of November 26, 2004 by and between the Company and Laurus, (iv) all other liabilities of the Company and its subsidiaries, (v) payments due to independent members of our Board in an aggregate amount not to exceed $400,000, and (vi) a good faith estimate of the costs and expenses which would be incurred in connection with the liquidation of the Company including, without limitation, legal fees, directors and officers insurance, all fees and expenses relating to SEC and governmental filings and related expenses, by (2) the total number of shares of our common stock outstanding on the closing date of the Cash Security Business Sale. Notwithstanding the foregoing, the Per Share Price shall not be less than $.20 per share nor greater than $.34 per share.

Pursuant to the terms of the stock redemption agreement with Laurus, Laurus has agreed (i) to the cancellation as of the closing date of the Cash Security Business Sale of the outstanding warrants that it holds to purchase 4,750,000 shares of our common stock at an exercise price of $.30 per share, and (ii) not to exercise such warrants prior to the earlier to occur of March 31, 2006 and the date on which the Cash Security Asset Purchase Agreement is terminated.

Following the share repurchase under the stock redemption agreement with Laurus, Laurus will cease to hold any equity interest in the Company. If the Cash Security Business Sale does not occur by March 31, 2006, then pursuant to the terms of the exercise and conversion agreement we entered into with Laurus, we have agreed to immediately redeem from Laurus the 18,000,000 shares of our common stock issued to Laurus upon Laurus’ conversion pursuant to the exercise and conversion agreement of $5,400,000 of our debt.

Concurrently with the execution of the stock redemption agreement and the exercise and conversion agreement, we and Laurus also entered into a cash collateral deposit letter, and a reaffirmation, ratification and confirmation agreement. Pursuant to the cash collateral deposit letter, we agreed that a portion of the $8,200,000 of proceeds (the "Deposit Amount") from the January 2006 sale of our automated teller machine business that were on deposit with Laurus for repayment of outstanding Company indebtedness to Laurus would be applied to repay all amounts owing to Laurus under (i) the portion of the note, dated November 25, 2003, in the initial principal amount of $6,450,000, together with an additional $292,987 principal amount added thereto on November 26, 2004, remaining after Laurus’ conversion of $5,400,000 of indebtedness into shares of our common stock, (ii) a convertible term note, dated November 26, 2004 in the aggregate principal amount of $600,000, which was convertible into shares of common stock of the Company at a conversion price of $0.30 per share and (iii) a convertible term note, dated November 26, 2004, in the aggregate principal amount of $1,500,000, which was convertible into shares of common stock of the Company at a conversion price of $3.00 per share (collectively, the "Notes"). Thereafter, the Notes shall be deemed to have been indefeasibly repaid and the Deposit Amount will be reduced to $5,330,507. Under the cash collateral deposit letter, such remaining Deposit Amount together with an additional cash deposit of $69,493 from the Company, for an aggregate amount of $5,400,000, will be used as collateral to secure our obligations to Laurus under, among other things, the stock redemption agreement and the exercise and conversion agreement. Pursuant to the reaffirmation, ratification and confirmation agreement, we acknowledged and reaffirmed our obligation to pay to Laurus simultaneously with the closing of the Cash Security Business Sale the reorganization fee payable to Laurus pursuant to Section 4 of the Agreement Regarding NCR Transaction and Other Asset Sales, which amount will be determined in accordance with the provisions of such section and shall not be less than $5,000,000 nor more than $11,000,000.

Each of Laurus and our officers and directors entered into voting agreements with Sentinel Technologies, Inc., an affiliate of the purchaser under the Cash Security Asset Purchase Agreement, as of January 12, 2006, under which Laurus and our officers and directors agreed to vote all of the shares of Company common stock that Laurus and each such person owns and any shares over which Laurus and each such person exercises voting control in favor of the approval and adoption of the Cash Security Asset Purchase Agreement, the Cash Security Business Sale and related transactions and against any competing transactions proposed to the Company’s stockholders.

This summary of the terms of the Cash Security Asset Purchase Agreement, the exercise and conversion agreement, the stock redemption agreement, the cash collateral deposit letter, the reaffirmation, ratification and confirmation agreement, the officer and director voting agreement and the Laurus voting agreement is qualified in its entirety by reference to the forms of such agreements filed as exhibits hereto.

This Current Report on Form 8-K (including Exhibits 10.1 through 10.5) was originally filed on January 19, 2006. The Company is filing this amendment to such Form 8-K in order to disclose the voting agreements concerning Laurus and the Company’s officers and directors which are discussed above and copies of which are included as Exhibits 10.6 and 10.7 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Exhibit

10.1*	Asset Purchase Agreement, dated as of January 12, 2006, by and among Sentinel Operating, L.P., Tidel Technologies, Inc., Tidel Engineering, L.P.

10.2*	Exercise and Conversion Agreement, dated as of January 12, 2006, by and between Sentinel Technologies, Inc., Sentinel Operating, L.P., Tidel Technologies, Inc. and Laurus Master Fund, Ltd.

10.3*
Cash Collateral Deposit Letter, dated as of January 12, 2006, by and between Laurus Master Fund, Ltd., Tidel Technologies, Inc., Tidel Engineering, L.P., Tidel Cash Systems, Inc., Tidel Services, Inc. and AnyCard International, Inc.

10.4*	Stock Redemption Agreement, dated as of January 12, 2006, by and between Tidel Technologies, Inc. and Laurus Master Fund, Ltd.

10.5*	Reaffirmation, Ratification and Confirmation Agreement, dated as of January 12, 2006, by and between Tidel Technologies, Inc. and Laurus Master Fund, Ltd.

10.6	Voting Agreement, dated as of January 12, 2006, by and between Tidel Technologies, Inc., Sentinel Technologies, Inc., Sentinel Operating, L.P. and the individuals named therein.

10.7	Voting Agreement, dated as of January 12, 2006, by and between Tidel Technologies, Inc., Sentinel Technologies, Inc., Sentinel Operating, L.P. and Laurus Master Fund, Ltd.

* Previously Filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIDEL TECHNOLOGIES, INC.

Dated: January 31, 2006	By:	/s/ Mark K. Levenick
Name: Mark K. Levenick
Title: Interim Chief Executive Officer